EXHIBIT 99.1

FOR:	AMREP Corporation
300 Alexander Park, Suite 204
Princeton, NJ 08540

CONTACT:	Peter M. Pizza
Vice President and Chief Financial Officer
(609) 716-8210

AMREP REPORTS THIRD QUARTER AND NINE MONTH RESULTS

Princeton, New Jersey, March 17, 2014 - AMREP Corporation (NYSE:AXR) today reported a net loss of $11,000, or $0.00 per share, for the third quarter of 2014 compared to net income of $3,000, or $0.00 per share, for the third quarter of 2013.  For the first nine months of 2014, the Company had a net loss of $646,000, or $0.09 per share, compared to a net loss of $329,000, or $0.05 per share, for the same period of 2013.  The results for the third quarter and first nine months of 2014 included adjustments increasing the reserve for doubtful accounts receivable by $624,000 ($393,000 after tax, or $0.05 per share) for the quarter and $488,000 ($307,000 after tax, or $0.04 per share) for the nine months for customers of the Company’s Media Services businesses.  The results for the first nine months of 2013 included a pre-tax, non-cash impairment charge of $169,000 ($107,000 after tax, or $0.02 per share), reflecting the write-down of a real estate investment asset during the first quarter of 2013.  Revenues were $23,812,000 and $67,084,000 for the third quarter and first nine months of 2014 compared to $21,752,000 and $62,665,000 for the same periods in the prior year.

Revenues from the Company’s Media Services operations, which include Subscription Fulfillment Services operations conducted by the Company’s Palm Coast Data subsidiary (including its FulCircle Media business acquired December 31, 2012) and Newsstand Distribution and Product Packaging and Fulfillment Services and Other operations conducted by its Kable Media Services subsidiary, increased from $21,225,000 and $62,079,000 for the third quarter and first nine months of 2013 to $22,307,000 and $64,140,000 for the same periods in 2014.  The increase in revenues for both periods was primarily due to the addition of FulCircle, whose revenues in the third quarter and first nine months of 2014 were $1,852,000 and $5,073,000. Media Services operating expenses were $18,854,000 and $54,373,000 (84.5% and 84.8% of Media Services revenues) for the third quarter and first nine months of 2014 compared to $17,569,000 and $50,976,000 (82.8% and 82.1% of Media Services revenues) for the same periods of 2013.

Revenues from land sales at AMREP Southwest were $1,443,000 and $2,867,000 for the third quarter and first nine months of 2014 compared to $525,000 for the same periods of 2013. For 2014, the average gross profit percentage on land sales was 3.0% for the third quarter and 9.7% for the first nine months compared to 27.7% for the same periods in 2013.  Revenues and related gross profits from land sales can vary significantly from period to period as a result of many factors, including the nature and timing of specific transactions.

The Company recognized a benefit for income taxes of $237,000 and $554,000 during the third quarter and first nine months of 2014, compared to a benefit for income taxes of $226,000 and $305,000 for the same periods of 2013. The third quarter of each year also included the impact of a reduction for unrecognized tax benefits of $160,000 in 2014 and $85,000 in 2013 and, as a result, the Company’s effective tax rate of the benefit for income taxes was 95.6% and 46.1% for the third quarter and first nine months of 2014 compared to 101.3% and 48.1% for the same periods of 2013.

AMREP Corporation’s Media Services operations, conducted by its Kable Media Services, Inc. and Palm Coast Data LLC subsidiaries, distribute magazines to wholesalers and provide subscription and product fulfillment and related services to publishers and others, and its AMREP Southwest Inc. subsidiary is a major holder of real estate in Rio Rancho, New Mexico.

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AMREP Corporation
and Subsidiaries
Financial Highlights
(Unaudited)

	Three Months Ended January 31,

	2014	2013

Revenues	$23,812,000	$21,752,000

Net income (loss)	$(11,000)	$3,000

Earnings (loss) per share – basic and diluted	$0.00	$0.00

Weighted average number of common shares outstanding – basic and diluted	7,195,000	5,996,000

	Nine Months Ended January 31,

	2014	2013

Revenues	$67,084,000	$62,665,000

Net income (loss)	$(646,000)	$(329,000)

Earnings (loss) per share – basic and diluted	$(0.09)	$(0.05)

Weighted average number of common shares outstanding – basic and diluted	6,922,000	5,996,000